Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194761

PROSPECTUS

TITAN INTERNATIONAL, INC.

Offer to Exchange $400,000,000 of 6.875% Senior Secured Notes due 2020

We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, 6.875% Senior Secured Notes due 2020 registered under the Securities Act of 1933, as amended (the “Securities Act”), for all of our outstanding unregistered 6.875% Senior Secured Notes due 2020. We refer to these registered notes as the “Exchange Notes” and all outstanding unregistered 6.875% Senior Notes due 2020 as the “Outstanding Notes.” We refer to the Exchange Notes and the Outstanding Notes collectively as the “Notes.”

We are offering the Exchange Notes in order to satisfy our obligations under the exchange and registration rights agreement entered into in connection with the private placement of the Outstanding Notes. In the exchange offer, we will exchange an equal principal amount of Exchange Notes that are freely tradable for all Outstanding Notes that are validly tendered and not validly withdrawn. The exchange offer expires at 5:00 p.m., Eastern time, on June 20, 2014, unless extended. You may withdraw tendered Outstanding Notes at any time prior to the expiration of the Exchange Offer. We will accept for exchange any and all Outstanding Notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

The exchange offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

The exchange of Outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

The Outstanding Notes are, and the Exchange Notes will be, secured by first priority liens, subject to permitted liens, on the collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The Exchange Notes will be guaranteed by certain of our subsidiaries that own the interest in such collateral.

The Exchange Notes are being issued under the indenture under which we previously issued the Outstanding Notes and the terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Outstanding Notes do not apply to the Exchange Notes.

The Exchange Notes will not be listed on any national securities exchange. Currently, there is no public market for the Outstanding Notes. As of the date of this prospectus, $400.0 million in aggregate principal amount of Outstanding Notes are outstanding.

See “Risk Factors” on page 16 of this prospectus for a discussion of risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Exchange Notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is May 22, 2014

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our 6.875% Senior Secured Notes due 2020 upon written or oral request to us at Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301, Attention: Investor Relations, or by telephone at (217) 228-6011. To obtain timely delivery, holders of the notes must request the information no later than five business days before the date they must make their investment decision, or June 20, 2014, the present expiration date of the exchange offer, and deliver proper instructions prior to the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the exchange agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or exchange is not permitted. To the best of our knowledge, the information in this prospectus is materially accurate on the date appearing on the front cover of this prospectus. You should assume that the information in this prospectus is materially accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference into this prospectus contain information with respect to industry conditions, market share and other statistical data from third-party sources or based upon our estimates using such sources when available. While we are not aware of any material misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated herein by reference.

INCORPORATION BY REFERENCE AND ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-888-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or through the Company’s website at www.titan-intl.com. The Company has not incorporated by reference into this prospectus the information included on or linked from its website, and you should not consider it to be part of this prospectus.

The Company has filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:

•	The information found in Titan’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”);

•	The information found in Titan’s Forms 8-K filed on January 2, 2014, January 28, 2014, April 24, 2014 (Film Number 14781981) and May 15, 2014;

•	The information found in Titan’s Form 10-Q for the quarterly period ended March 31, 2014 filed on April 24, 2014; and

•	The information responsive to Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, provided in our definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders filed on March 24, 2014.

All documents that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to termination of the exchange offer will be incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning Titan International, Inc. at 2701 Spruce Street, Quincy, IL 62301, Attention: Investor Relations; telephone: (217) 228-6011. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in the filings.

We have filed with the SEC a registration statement on Form S-4, including exhibits and schedules, under the Securities Act with respect to the Exchange Notes to be exchanged for the Outstanding Notes in this exchange offer. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our securities, you should refer to the registration statement.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

The Company is identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by the Company; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that the Company believes could affect the Company’s results include:

•	Anticipated trends in the Company’s business.

•	Future expenditures for capital projects.

•	The Company’s ability to continue to control costs and maintain quality.

•	Ability to meet conditions of loan agreements.

•	The Company’s business strategies, including its intention to introduce new products.

•	Expectations concerning the performance and success of the Company’s existing and new products.

•	The Company’s intention to consider and pursue acquisition and divestiture opportunities.

Readers of this prospectus should understand that these forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, including, but not limited to, the factors discussed under the heading “Risk Factors” beginning on page 16 and other risks described in the Company’s 2013 Form 10-K, certain of which are beyond the Company’s control, including:

•	The effect of a recession on the Company and its customers and suppliers.

•	Changes in the Company’s end-user markets as a result of world economic or regulatory influences.

•	Changes in the marketplace, including new products and pricing changes by the Company’s competitors.

•	Ability to maintain satisfactory labor relations.

•	Unfavorable outcomes of legal proceedings.

•	Availability and price of raw materials.

•	Levels of operating efficiencies.

•	Unfavorable product liability and warranty claims.

•	Actions of domestic and foreign governments.

•	Results of investments.

•	Fluctuations in currency translations.

•	Climate change and related laws and regulations.

•	Risks associated with environmental laws and regulations.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of this offering, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes included elsewhere herein and in the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “Titan,” the “Company” or the “Issuer” refer to the combined business of Titan International, Inc. and its subsidiaries.

Our Company

Our Company

Titan International, Inc. and its subsidiaries hold the position of being a global wheel, tire and undercarriage industrial group servicing customers across its target markets. As a leading manufacturer in the off-highway industry, Titan produces a broad range of specialty products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan’s agricultural market includes rims, wheels, tires and undercarriage systems and components manufactured for use on various agricultural and forestry equipment. Titan’s earthmoving/construction market includes wheels, tires and undercarriage systems and components supplied to the mining industry, while the consumer market includes bias truck tires in Latin America, and products for all-terrain vehicles (ATVs) and recreational/utility trailers.

As one of the few companies dedicated to off-highway wheel and tire products, Titan’s engineering and manufacturing resources are focused on designing quality products that address the needs of our end-users. Titan’s team of experienced engineers continually works on new and improved engineered products that evolve with today’s applications for the off-highway wheel and tire markets.

History and International Operations

Titan traces its roots to the Electric Wheel Company in Quincy, Illinois, which was founded in 1890. The Company was incorporated in 1983. The Company has grown through six major acquisitions in recent years. In 2005, Titan Tire Corporation, a subsidiary of the Company, acquired The Goodyear Tire & Rubber Company’s North American farm tire assets. In 2006, Titan Tire Corporation of Bryan, a subsidiary of the Company, acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. In 2011, the Company acquired The Goodyear Tire & Rubber Company’s Latin American farm tire business. In August 2012, the Company purchased a 56% controlling interest in Planet Corporation Group, now known as Titan National (Australia) Holdings PTY LTD (TNAH). In October 2012, the Company completed its acquisition of Titan Europe. In October 2013, the Company in partnership with One Equity Partners and the Russian Direct Investment Fund closed the acquisition of an 85% interest in Voltyre-Prom, a leading producer of agricultural and industrial tires in Volgograd, Russia. In January 2014, the partnership purchased an additional 14% to bring total Voltyre-Prom ownership to 99.16%. These acquisitions have allowed Titan to achieve higher sales levels and enhance product offering in the Company’s target markets.

Market Segments

We operate in three market segments, which include the agricultural market, the earthmoving/construction market and the consumer market. In 2013, Titan’s agricultural segment sales represented 55% of net sales, the earthmoving/construction segment represented 34% and the consumer segment represented 11% of net sales.

Agricultural Market

Titan’s agricultural rims, wheels, tires and undercarriage systems and components are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and Titan’s own distribution centers. The wheels and rims range in diameter from 9 to 54 inches, with the 54-inch diameter being the largest agricultural wheel manufactured in North America. Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing the Company to offer a broad line of products to meet customer specifications. Titan’s agricultural tires range from approximately 1 foot to approximately 7 feet in outside diameter and from 5 to 49 inches in width. The Company offers the added value of delivering a complete wheel and tire assembly to customers.

Earthmoving / Construction Market

The Company manufactures rims, wheels, tires and undercarriage systems and components for various types of OTR earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks, backhoe loaders, crawler tractors, lattice cranes, shovels and hydraulic excavators. The earthmoving/construction market is often referred to as OTR, an acronym for off-the-road. The Company provides OEM and aftermarket customers with a broad range of earthmoving/construction wheels ranging in diameter from 20 to 63 inches and in weight from 125 pounds to 7,000 pounds. The 63-inch diameter wheel is the largest manufactured in North America for the earthmoving/construction market. Titan’s earthmoving/construction tires range from approximately 3 feet to approximately 13 feet in outside diameter and in weight from 50 pounds to 12,500 pounds. The Company offers the added value of delivering a complete wheel and tire assembly for certain applications in the earthmoving/construction segment.

Consumer Market

Titan manufactures bias truck tires in Latin America, provides wheels and tires and assembles brakes, actuators and components for the domestic boat, recreational and utility trailer markets. Titan also offers select products for ATVs, turf, and golf cart applications.

Employees

At December 31, 2013, the Company employed approximately 8,500 people worldwide, including approximately 5,900 located outside the United States.

In March 2013, the employees covered by their respective collective bargaining agreements at the Company’s Bryan, Ohio, Freeport, Illinois, and Des Moines, Iowa facilities, which account for approximately 46% of the Company’s U.S. employees, voted to accept a new four year contract.

Outside the United States, the Company enters into employment contracts and agreements in those countries in which such relationships are mandatory or customary. The provisions of these agreements correspond in each case with the required or customary terms in the subject jurisdiction.

Additional Information

Our corporate offices are located at 2701 Spruce Street, Quincy, Illinois 62301. Our telephone number is (217) 228-6011 and our website address is http://www.titan-intl.com. The information on or accessible through our website is not a part of this prospectus.

The Exchange Offer

On October 7, 2013, we completed a private placement of the unregistered Outstanding Notes. In connection with that issuance, we entered into an exchange and registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer. The following is a summary of the exchange offer. See “The Exchange Offer” on page 31 for a full description of the terms of the exchange offer.

Outstanding Notes	Our 6.875% Senior Secured Notes due 2020, which were issued on October 7, 2013 in the aggregate principal amount of $400.0 million.

Exchange Notes	Our 6.875% Senior Secured Notes due 2020 to be issued in connection with this exchange offer in the aggregate principal amount of up to $400.0 million. The terms of the Exchange Notes are identical to the terms of the Outstanding Notes, except that the transfer restrictions, the registration rights and provisions for additional interest relating to the Outstanding Notes do not apply to the Exchange Notes.

The Exchange Offer	We are offering to exchange up to $400.0 million aggregate principal amount of our Exchange Notes, which will be registered under the Securities Act, for up to $400.0 million aggregate principal amount of our Outstanding Notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the “exchange offer.” You may tender Outstanding Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Outstanding Notes we are offering to exchange hereby were issued under an indenture dated as of October 7, 2013 among Titan International, Inc., the Guarantors named therein, and U.S. Bank National Association, as trustee and as collateral trustee (the “Indenture”).

Resale of Exchange Notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the Exchange Notes issued pursuant to the exchange offer in exchange for Outstanding Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

•	you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

•	you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes, unless an exemption therefrom is applicable to you.

Broker-dealers that acquired the Outstanding Notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Outstanding Notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the Exchange Notes and provide us with a signed acknowledgement of this obligation.

Consequence If You Do Not Exchange Your Outstanding Notes	Outstanding Notes that are not tendered in the exchange offer or that are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the Outstanding Notes unless:

•	an exemption from the registration requirements of the Securities Act is available to you;

•	we register the resale of Outstanding Notes under the Securities Act; or

•	the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the Outstanding Notes, except in limited circumstances.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 20, 2014, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange and registration rights agreement we entered into in connection with the issuance of the Outstanding Notes does not require us to accept Outstanding Notes for exchange if the exchange offer or the making of any exchange by a holder of the Outstanding Notes would not be permissible under applicable law or SEC policy. The exchange offer is also conditioned upon the effectiveness of this registration statement and certain other customary conditions, as discussed in “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

•	either a completed and signed letter of transmittal or, for Outstanding Notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your Outstanding Notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer. If you hold Outstanding Notes through DTC, you must comply with its standard for electronic tenders, by which you will agree to be bound by the letter of transmittal.

There is no procedure for guaranteed late delivery of the Outstanding Notes.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•	you will be acquiring the Exchange Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act;

•	you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes.

See “The Exchange Offer—Terms of the Exchange” and “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you beneficially own Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender your Outstanding Notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either arrange to have the Outstanding Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights

You may withdraw the tender of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on June 20, 2014, the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at the address set forth in this prospectus under “The Exchange Offer—Exchange Agent” prior to the expiration of the exchange offer. A notice of withdrawal may also be made by electronic transmission through DTC’s Automated Tender Offer Program. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of Outstanding Notes we will accept any and all Outstanding Notes that you validly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return any Outstanding Note that we do not accept for exchange, without expense, promptly after the expiration date. We will deliver the Exchange Notes promptly after the expiration date and acceptance of the Outstanding Notes for exchange. Please read “The Exchange Offer—Terms of the Exchange Offer.”

Regulatory Approvals	Other than pursuant to the federal securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights.”

U.S. Federal Income Tax Considerations	The exchange of Exchange Notes for Outstanding Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of Exchange Notes in connection with the exchange offer.

Fees and Expenses	We will pay all of our expenses related to the exchange offer.

Accounting Treatment	We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth below under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that:

•	the Exchange Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

•	specified rights under the exchange and registration rights agreement we entered into in connection with the issuance of the Outstanding Notes, including provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The Exchange Notes will evidence the same indebtedness as the Outstanding Notes for which they will be exchanged and will rank equally with the Outstanding Notes. The same indenture will govern both the Outstanding Notes and the Exchange Notes. Unless the context otherwise requires, when we refer to the Outstanding Notes, we also refer to the guarantees associated with the Outstanding Notes, and when we refer to the Exchange Notes, we also refer to the guarantees associated with the Exchange Notes.

The following is a brief summary of certain terms of the Notes, the related guarantees and the related indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Notes, the related guarantees and the related indenture, see “Description of Notes” contained elsewhere in this prospectus.

Issuer	Titan International, Inc.

Notes Offered	$400.0 million aggregate principal amount of 6.875% Senior Secured Notes due 2020.

Maturity Date	October 1, 2020.

Interest	6.875% per annum accruing from October 7, 2013, payable semiannually on April 1 and October 1 of each year, commencing on April 1, 2014.

Guarantees	The Notes will be guaranteed by certain of our subsidiaries that own any interest in the collateral. See “Description of Notes—Note Guarantees.”

Security; Collateral	The Notes and the guarantee of any guarantor, to the extent of the collateral owned by such guarantor, will be secured by first-priority liens, subject to permitted liens, on the collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See “Description of Notes—Collateral” for more information and “Risk Factors—Risk Factors Related to the Exchange Notes” for risks related to the Collateral.

Ranking	The Notes will be:

•	secured by first-priority liens on the collateral, subject to certain exceptions and permitted liens;

•	senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the Notes, if any;

•	effectively senior to all of our obligations under any existing or future unsecured indebtedness to the extent of the value of the collateral;

•	guaranteed by the guarantors; and

•	effectively subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes.

The guarantees will be:

•	general unsecured obligations of our guarantors, except to the extent of the collateral owned by such guarantors;

•	pari passu in right of payment with all existing and future unsecured senior indebtedness of our guarantors, except to the extent of the collateral owned by such guarantor;

•	senior in right of payment to our guarantors’ existing and future subordinated indebtedness, if any; and

•	effectively subordinated to all existing and future secured indebtedness of our guarantors secured by assets (other than the collateral) up to the value of such assets securing such indebtedness.

See “Risk Factors—Risks Related to the Exchange Notes—The Notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes, and the guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors.”

Optional Redemption	We may redeem the Notes, in whole or in part, at any time on or after October 1, 2016 at the redemption prices described under “Description Notes—Optional Redemption,” plus accrued and unpaid interest, if any.

Redemption with Certain Equity Proceeds	We may redeem up to 35% of the aggregate principal amount of the Notes using net proceeds from certain equity offerings completed prior to October 1, 2016.

Make-Whole Redemption	At any time prior to October 1, 2016, we may redeem the Notes at any time, in whole or in part, by paying a redemption price equal to the sum of:

(1)	100% of the principal amount of the Notes to be redeemed, plus

(2)	the Applicable Premium for the Notes (as defined in “Description of Notes”), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer	If we experience a change of control (as defined in the Indenture governing the Notes), we will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, unless a third party makes a change of control offer (as defined in the Indenture governing the Notes) in the manner, at the times and otherwise in compliance with the requirements of the Indenture governing the Notes and purchase all Notes properly tendered and not withdrawn under the change of control offer. There is no assurance we will have adequate funds for such an offer. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

Certain Covenants	The Indenture governing the Notes contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other equity distributions to our shareholders;

•	purchase or redeem our capital stock;

•	make certain investments;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	sell or otherwise dispose of assets;

•	engage in sale and leaseback transactions;

•	engage in transactions with our affiliates; and

•	merge or consolidate with another entity or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants”.

Form of the Exchange Notes

The Exchange Notes will be represented by one or more permanent global securities in registered form deposited with U.S. Bank National Association, as custodian, for the benefit of The Depository Trust Company. You will not receive notes in registered form, unless one of the events set forth under the heading “Description of the Notes—Book-Entry, Delivery and Form” occurs. Instead, beneficial interests in the Exchange Notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Absence of a Public Market	There has been no public market for the Outstanding Notes, and no active market for the Exchange Notes is currently anticipated. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or inclusion in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the ability of holders to sell their combined or the price at which holders may sell their Notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from the offering of the Outstanding Notes, see “Use of Proceeds.”

Trustee	U.S. Bank National Association is serving as the trustee and collateral trustee under the Indenture.

Selected Consolidated Financial Data

Set forth below is the Company’s selected historical consolidated financial data for each of the three-month periods ended March 31, 2014 and 2013 and for each of the five years in the period ended December 31, 2013. The selected financial data as of March 31, 2014 and for the three-month periods ended March 31, 2014 and 2013 is derived from unaudited condensed consolidated financial statements for the period ended March 31, 2014, which is incorporated by reference in this prospectus from our Form 10-Q for the period ended March 31, 2014. The selected financial data presented as of and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, are derived from the Company’s consolidated financial statements, as audited by Grant Thornton LLP, an independent registered public accounting firm for the years ended December 31, 2013, and 2012, and PricewaterhouseCoopers LLP, an independent registered public accounting firm for the years ended December 31, 2011, 2010, and 2009, and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus from our 2013 Form 10-K. The historical results presented are not necessarily indicative of future results.

(All amounts in thousands, except per share data)	Year Ended December 31,					Three Months Ended March 31,
	2013	2012	2011	2010	2009	2014	2013
Net sales	$2,163,595	$1,820,678	$1,486,998	$881,591	$727,599	$538,940	$578,387
Gross profit	295,190	294,139	232,108	104,090	55,965	54,550	96,751
Supply agreement termination income	—	(26,134)	—	—	—	—	—
Noncash goodwill impairment charge	—	—	—	—	11,702	—	—
Income (loss) from operations	102,395	174,708	132,173	30,945	(18,894)	264	47,883
Gain (loss) on senior note repurchase	(22,734)	—	—	(14,573)	1,398	—	—
Noncash Titan Europe gain	—	26,700	—	—	—	—	—
Gain on earthquake insurance recovery	22,451	—	—	—	—	—	—
Income (loss) before income taxes	54,734	192,251	95,895	(9,190)	(32,002)	(8,479)	31,588
Net income (loss)	29,687	105,638	58,136	(5,926)	(24,645)	(5,128)	19,389
Net income (loss) attributable to Titan	35,205	107,231	58,152	(5,926)	(24,645)	2,163	19,475
Net income (loss) per share—basic	.66	2.47	1.40	(.17)	(.71)	.04	.38
Net income (loss) per share—diluted	.64	2.05	1.18	(.17)	(.71)	.04	.34
Dividends declared per common share	0.02	0.02	0.02	0.02	0.02	.005	.005

(All amounts in thousands)	As of December 31,					As of March 31,
	2013	2012	2011	2010	2009	2014	2013
Working capital	$621,307	$529,043	$388,827	$388,997	$375,144	$609,530	$753,110
Current assets	1,007,878	996,123	564,593	481,350	445,216	1,052,866	1,323,257
Total assets	1,821,231	1,710,235	1,010,286	780,880	736,463	1,858,498	2,054,349
Long-term debt (a)	497,694	441,438	317,881	373,564	366,300	498,774	634,171
Stockholders’ equity	798,036	632,362	396,879	272,031	261,953	782,124	688,916

(a)	Excludes amounts due within one year and classified as a current liability.

Ratio of Earnings to Fixed Charges

We have computed our ratio of earnings to fixed charges for each of the three-month periods ended March 31, 2013 and 2014 and each of our fiscal years ended December 31, 2013, 2012, 2011, 2010, and 2009. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges and (b) fixed charges represents interest expensed and capitalized, amortization of financing costs.

You should read the ratio information below in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto contained in our 2013 Form 10-K, which are incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2009	2010	2011	2012	2013	2013	2014
Ratio of earnings to fixed charges	n/a	0.68	4.76	7.82	2.12	3.88	0.15
Earnings deficiency	$33,501	$—	$—	$—	$—	$—	$—

For the year ended December 31, 2009, earnings were inadequate to cover fixed charges and the dollar amount of coverage deficiency is disclosed in the above table, in thousands.

Risk Factors

As a holder of our Outstanding Notes, your investment is subject to various risks and uncertainties, including those described under “Risk Factors,” beginning on page 16, and your investment will remain subject to those risks and uncertainties if you exchange your notes for Exchange Notes.

RISK FACTORS

The Exchange Notes, like the Outstanding Notes, entail risk. In deciding whether to participate in the exchange offer, you should consider the risks associated with the nature of our industry, the nature of our business and the risk factors relating to the exchange offer in addition to the other information contained in this prospectus. You should carefully consider the following factors before making a decision to exchange your Outstanding Notes for Exchange Notes. Any of the following risks may materially and adversely affect the Company’s business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Company’s Operations

The Company is subject to various risks and uncertainties relating to or arising out of the nature of its business and general business, economic, financing, legal and other factors or conditions that may affect the Company. Realization of any of the following risks could have a material adverse effect on Titan’s business, financial condition, cash flows and results of operations.

The Company is exposed to price fluctuations of key commodities.

The Company does not generally enter into long-term commodity contracts and does not use derivative commodity instruments to hedge exposures to commodity market price fluctuations. Therefore, the Company is exposed to price fluctuations of key commodities, which consist primarily of steel and rubber. Although the Company attempts to pass on certain material price increases to its customers, there is no assurance that the Company will be able to do so in the future. Any increase in the price of steel and rubber that is not passed on to customers could have an adverse material effect on Titan’s results of operations.

The Company relies on a limited number of suppliers.

The Company currently relies on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of Titan products. The loss of key suppliers or their inability to meet price, quality, quantity and delivery requirements could have a significant adverse impact on the Company’s results of operations.

The Company’s revolving credit facility and other debt obligations contain covenants.

The Company’s revolving credit facility and other debt obligations contain covenants and restrictions. These covenants and restrictions could limit Titan’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions. The failure to meet these items could result in the Company ultimately being in default. Titan’s ability to comply with the covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions.

The Company operates in cyclical industries and is subject to numerous changes in the economy.

The Company’s sales are substantially dependent on three major industries: agricultural equipment, earthmoving/construction equipment and consumer products. The business activity levels in these industries are subject to specific industry and general economic cycles. Any downturn in these industries or the general economy could have an adverse material effect on Titan’s business.

The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets and government policies. The earthmoving/construction industry is affected by the levels of government and private construction spending and replacement demand. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate and foreign exchange rate changes and varies with the overall level of economic activity.

The Company’s customer base is relatively concentrated.

The Company’s ten largest customers, which are primarily original equipment manufacturers (OEMs), accounted for approximately 41% of Titan’s net sales for 2013. Net sales to Deere & Company represented 13% of total 2013 net sales. No other customer accounted for more than 10% of net sales in 2013. As a result, Titan’s business could be adversely affected if one of its larger customers reduces its purchases from Titan due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing or other reasons. There is also continuing pressure from the OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as Titan. The Company has had long-term relationships with major customers and expects to continue these relationships. There can be no assurance that Titan will be able to maintain such ongoing relationships. Any failure to maintain the Company’s relationship with a leading customer could have an adverse effect on results of operations.

The Company’s revenues are seasonal in nature due to Titan’s dependence on seasonal industries.

The agricultural, earthmoving/construction and recreational industries are seasonal, with typically lower sales during the second half of the year. This seasonality in demand has resulted in fluctuations in the Company’s revenues and operating results. Because much of Titan’s overhead expenses are fixed, seasonal trends can cause reductions in quarterly profit margins and financial condition, especially during slower periods.

The Company may be adversely affected by changes in government regulations and policies.

Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction and consumer products industries in the United States and abroad. Regulations and policies in the agricultural industry include those encouraging farm acreage reduction in the United States and granting ethanol subsidies. Regulations and policies relating to the earthmoving/construction industry include the construction of roads, bridges and other items of infrastructure. The modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on any one or more of these industries and therefore on Titan’s business.

The Company is subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect Titan’s business.

The Company is subject to corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB) and the New York Stock Exchange (NYSE). These laws, rules and regulations continue to evolve and may become increasingly restrictive in the future. Failure to comply with these laws, rules and regulations may have an adverse material effect on Titan’s reputation, financial condition and the value of the Company’s securities.

The Company faces substantial competition from domestic and international companies.

The Company competes with several domestic and international competitors, some of which are larger and have greater financial and marketing resources than Titan. Titan competes primarily on the basis of price, quality, customer service, design capability and delivery time. The Company’s ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, certain OEM customers could, under certain circumstances, elect to manufacture certain products to meet their own requirements or to otherwise compete with Titan.

There can be no assurance that Titan’s businesses will not be adversely affected by increased competition in the Company’s markets or that competitors will not develop products that are more effective or less expensive than Titan products or which could render certain products less competitive. From time to time certain competitors have reduced prices in particular product categories, which has caused Titan to reduce prices. There can be no assurance that in the future Titan’s competitors will not further reduce prices or that any such reductions would not have a material adverse effect on Titan’s business.

The Company could be negatively impacted if Titan fails to maintain satisfactory labor relations.

The Company is party to collective bargaining agreements. Upon the expiration of any of the collective bargaining agreements, however, Titan may be unable to negotiate new collective bargaining agreements on terms that are cost effective to the Company. The business operations may be affected as a result of labor disputes or difficulties and delays in the process of renegotiating collective bargaining agreements.

In March 2013, the employees covered by their respective collective bargaining agreements at the Company’s Bryan, Ohio, Freeport, Illinois, and Des Moines, Iowa facilities, which account for approximately 46% of the Company’s U.S employees, voted to accept a new four year contract.

Unfavorable outcomes of legal proceedings could adversely affect results of operations.

The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company. However, due to the difficult nature of predicting unresolved and future legal claims, the Company cannot anticipate or predict any material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.

Acquisitions may require significant resources and/or result in significant losses, costs or liabilities.

Any future acquisitions will depend on the ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. Titan will also face competition for suitable acquisition candidates that may increase costs. In addition, acquisitions require significant managerial attention, which may be diverted from current operations. Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	the potential that expected benefits or synergies are not realized and operating costs increase; and

•	exposure to unanticipated liabilities.

International acquisitions may be more complex and time consuming. Also, international acquisitions may include a number of additional risks including the integration of acquisitions operating under differing laws and regulations.

Subject to the terms of indebtedness, the Company may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. These commitments may impair the operation of Titan’s businesses. In addition, the Company could face financial risks associated with incurring additional indebtedness such as reducing liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

The Company has international operations and purchases raw material from foreign suppliers.

The Company had total aggregate sales outside the United States of approximately $1,089.9 million, $635.2 million and $164.4 million, for the years ended December 31, 2013, 2012 and 2011, respectively. Sales outside the United States have grown substantially as Titan has acquired foreign subsidiaries and sales from these international operations are expected to continue to represent a significant portion of sales.

International Operations and Sales—International operations and sales are subject to a number of special risks, including but not limited to risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets and restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas and foreign customs). Other risks include changes in foreign laws regarding trade and investment; difficulties in obtaining distribution and support; nationalization; reforms of United States laws and policies affecting trade, foreign investment and loans; and foreign tax laws. There may also be restrictions on the Company’s ability to repatriate earnings and investments from international operations. There can be no assurance that one, or a combination of these factors will not have a material adverse effect on the Company’s ability to increase or maintain its foreign sales.

Foreign Suppliers—The Company purchases raw materials from foreign suppliers. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where Titan purchases goods, relative to the strength of the currencies in countries where the products are sold. The Company’s results of operations, cash flows and financial position may be affected by fluctuations in foreign currencies.

The Company is subject to anti-corruption laws and regulations.

The Company has international operations and must comply with anti-corruption laws and regulations including the U.S. Foreign Corrupt Practices Act (FCPA). These anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or providing anything of value for the purpose of obtaining or retaining business. The FCPA prohibits these payments regardless of local customs and practices. Although Titan has a compliance program in place to reduce the potential violations of corruption laws, violations of these laws could adversely affect the Company’s business.

The Company may be subject to product liability and warranty claims.

The Company warrants its products to be free of certain defects and accordingly may be subject in the ordinary course of business to product liability or product warranty claims. Losses may result or be alleged to result from defects in Titan products, which could subject the Company to claims for damages, including consequential damages. There can be no assurance that Company insurance will be adequate for liabilities actually incurred or that adequate insurance will be available on terms acceptable to the Company. Any claims relating to defective products that result in liability exceeding Titan’s insurance coverage could have a material adverse effect on financial condition and results of operations. Further, claims of defects could result in negative publicity against Titan, which could adversely affect the Company’s business.

The Company has incurred, and may incur in the future, net losses.

Although the Company reported net income for the years ended December 31, 2011, 2012 and 2013 and the Company expects to generate future profitability, there is no guarantee the Company will be profitable in the future.

The Company may be adversely affected by a disruption in, or failure of, information technology systems.

The Company relies upon information technology systems, some of which are managed by third parties, to process, transmit and store electronic information. Technology systems are used in a variety of business processes and activities, including purchasing, manufacturing, distribution, invoicing and financial reporting. The Company utilizes security measures and business continuity plans to prevent, detect and remediate damage from computer viruses, natural disasters, unauthorized access, utility failures and other similar disruptions. Despite these measures, a security breach or information technology system failure may disrupt and adversely affect the Company’s operations.

The Company is subject to risks associated with climate change and climate change regulations.

Governmental regulatory bodies in the United States and other countries have, or are, contemplating introducing regulatory changes in response to the potential impacts of climate change. Laws and regulations regarding climate change and energy usage may impact the Company directly through higher costs for energy and raw materials. The Company’s customers may also be affected by climate change regulations that may impact future purchases. Physical climate change may potentially have a large impact on the Company’s two largest industry segments, agriculture and earthmoving/construction. The potential impacts of climate change and climate change regulations are highly uncertain at this time, and the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of climate change and climate change regulations.

The Company is subject to risks associated with environmental laws and regulations.

The Company’s operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company’s operations entail risks in these areas, and there can be no assurance that Titan will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

The Company may incur additional tax expense or tax exposure.

The Company is subject to income taxes in the United States and numerous foreign jurisdictions, and has domestic and international tax liabilities which are dependent upon the distribution of income among these different jurisdictions. Titan’s income tax provision and cash tax liability in the future could be adversely affected by numerous factors, including income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws and regulations.

The Company is subject to foreign currency translation risk.

The Company continues to expand globally and now operates in many worldwide locations and transacts business in many foreign currencies. Titan’s financial statements are reported in U.S. dollars with financial statements of international subsidiaries being initially recorded in foreign currencies and translated into U.S. dollars. Large fluctuations in currency exchange rates between the U.S. dollar and other world currencies may materially adversely affect the Company’s financial condition, results of operations and liquidity.

Concerns regarding the European debt crisis and market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect Titan’s business, results of operations and financing.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the euro currency entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Company’s euro- denominated assets and obligations. In addition, concerns over the effect of this financial crisis on financial institutions in Europe and globally could have an adverse impact on the capital markets generally, and more specifically on the ability of the Company and Titan’s customers, suppliers and lenders to finance their respective businesses, to access liquidity at acceptable financing costs, if at all, on the availability of supplies and materials and on the demand for Titan’s products.

Risk Factors Related to the Exchange Offer

If you do not properly tender your Outstanding Notes, your ability to transfer such Outstanding Notes will be adversely affected.

We will only issue Exchange Notes for Outstanding Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes and you should carefully follow the instructions on how to tender your Outstanding Notes. None of the issuer, the guarantors or the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you do not tender your Outstanding Notes or if your tender of Outstanding Notes is not accepted because you did not tender your Outstanding Notes properly, then, after consummation of the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes remaining and the market for such Outstanding Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Outstanding Notes could become more limited than the existing market for the Outstanding Notes and could cease to exist altogether due to the reduction in the amount of the Outstanding Notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Outstanding Notes.

If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Outstanding Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes.

You may not be able to sell your Exchange Notes if a trading market for the Notes does not develop.

The Exchange Notes, as is currently the case with the Outstanding Notes, will be securities for which there is currently no established trading market, and none may develop. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or for quotation on any automated interdealer quotation system. The liquidity of any market for the Exchange Notes will depend on the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

Risk Factors Related to the Exchange Notes

The Company’s debt will result in significant interest expense compared to its cash flows, which may limit its financial and operating flexibility.

The Company has substantial debt. As of December 31, 2013, the Company had an aggregate of approximately $572.8 million of debt outstanding ($514 million of which was secured). As of December 31, 2013, on a historical basis, the Company had approximately $160 million of revolving borrowing capacity, of which $150 million was available under its revolving credit facility and $10 million was available under its European credit facilities, subject to certain conditions. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Exchange Notes and its credit facility.

Due to its high level of debt, the Company has significant interest expense, which may become difficult for it to service from its net cash provided by operating activities. For the twelve months ended December 31, 2013, interest expenses was $47.1 million, compared to $27.7 million in 2012. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus from our 2013 Form 10-K. For the foregoing reasons, it may be difficult for the Company to service its debt and make capital expenditures in the future unless the Company’s operations generate increased cash flow. If the Company is unable to service its debt, it may be forced to pursue one or more alternative strategies, such as reducing or delaying capital expenditures or selling assets.

The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including, but not limited to, the following: (i) a substantial portion of its cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company’s ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited; (iii) certain of its borrowings are and any of its new borrowings may be at variable rates of interest which could result in higher interest expense in the event of increases in interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place it at a relative competitive disadvantage and make it more vulnerable to changing market conditions and regulations.

The Company’s ability to fulfill its obligations under the Exchange Notes is dependent upon its future financial and operating performance.

The Company’s ability to make interest and principal payments on the Exchange Notes when due and to satisfy its other debt obligations depends in part upon its future financial performance and upon its ability to renew or refinance its debt obligations or to raise additional equity capital. Prevailing economic conditions and financial, business and other factors, many of which are beyond the Company’s control, will affect its ability to make these payments. While the Company believes that cash flow from its operations will provide an adequate source of liquidity, a significant drop in its operating cash flow resulting from adverse economic conditions, competition and other uncertainties beyond the Company’s control would increase its need for alternative sources of liquidity. If the Company is unable to generate sufficient cash flow to meet its debt service obligations it will have to pursue one or more alternatives, such as:

•	reducing its operating expenses;

•	reducing or delaying capital expenditures;

•	selling assets; or

•	raising additional equity capital.

The Company cannot assure you that any of these alternatives could be accomplished on satisfactory terms, if at all, or that those actions would provide sufficient funds to retire the Exchange Notes and its other debt obligations.

The Exchange Notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the Exchange Notes, and the guarantees are unsecured, except to the extent of the Collateral owned by the guarantors.

The Exchange Notes will be effectively subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the Exchange Notes. As of December 31, 2013, on a historical basis, our subsidiaries that do not guarantee the Outstanding Notes, and will not guarantee the Exchange Notes, had approximately $113 million aggregate principal amount of debt outstanding (including current maturities) and $569 million of other liabilities. The Exchange Notes will be guaranteed on a joint and several senior basis by all of our subsidiaries that own any interest in the Collateral. These guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors, and will rank equally with all existing and future unsecured senior obligations of our guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets (other than the Collateral) securing that indebtedness.

The Company’s subsidiaries that will not guarantee the Exchange Notes are subsidiaries that do not own the Collateral. Certain of the Company’s significant domestic subsidiaries guarantee its revolving credit facility.

Restrictive covenants in the Company’s credit facility and the indenture for the Exchange Notes may restrict its ability to pursue its business strategies or repay the Exchange Notes.

The indenture and the Company’s revolving credit facility limit its ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	pay dividends and make distributions in respect of capital stock;

•	repurchase or redeem capital stock or prepay certain indebtedness;

•	make investments or certain other restricted payments;

•	sell certain assets;

•	issue or sell stock of restricted subsidiaries;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	enter into transactions with its affiliates; and

•	merge, consolidate or transfer all or substantially all of its assets.

These restrictions on management’s ability to operate the Company’s businesses could have a material adverse effect on the business of the Company. Its failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of the Company’s debt.

If the Company defaults under any financing agreements, its lenders could:

•	elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; or

•	terminate their commitments, if any, to make further extensions of credit.

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Exchange Notes and our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the indenture governing the Exchange Notes and our revolving credit facility do not prevent us from incurring obligations that do not constitute indebtedness under such agreements.

If we default under the indenture governing the Exchange Notes, the value of the Collateral securing the Exchange Notes may not be sufficient to repay the holders of the Exchange Notes.

The Exchange Notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our U.S. manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See “Description of Notes—Collateral.” In addition, subject to the covenants and conditions contained in the indenture, we will be permitted to incur additional debt, which may be secured. The Exchange Notes will otherwise rank equally with all of our existing and future senior indebtedness that is not subordinated in right of payment to the Exchange Notes.

No appraisals of any Collateral were prepared in connection with the offering of the Outstanding Notes or this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the indebtedness secured thereby. The value of the assets mortgaged as Collateral for the Exchange Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the Exchange Notes. If such proceeds were not sufficient to repay amounts outstanding under the Exchange Notes, the holders of such Exchange Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our and our subsidiary guarantors’ remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of our other senior indebtedness.

It may be difficult to realize the value of the Collateral securing the Exchange Notes.

The Collateral securing the Exchange Notes is subject to any and all defects, encumbrances, liens and other title exceptions as may be annotated and/or reflected therein, whether on or after the date the Outstanding Notes were issued pursuant to the corresponding title insurance policy. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the Collateral securing the Exchange Notes as well as the ability of the collateral trustee to realize or foreclose on such Collateral.

In addition, the Collateral only consists of real property, not equipment, fixtures and other assets on the real property. Consequently, the Collateral will have limited value.

State law may limit the ability of the collateral trustee for the holders of the Exchange Notes to foreclose on the real property and improvements included in the Collateral.

The Exchange Notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral. The laws of the states in which the real property and improvements are located may limit the ability of the collateral trustee to foreclose on the real property Collateral (including improvements thereon). Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Exchange Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose “security first” and “one-action” rules, which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Exchange Notes and the trustee also may be limited in their ability to enforce a breach of the covenant described in “Description of Notes—Certain Covenants—Liens.” Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and thus lenders may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Exchange Notes from declaring a default and accelerating the Exchange Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Not all of the assets related to, or needed for the operation of, the Collateral will be pledged to secure the Exchange Notes. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those assets.

As described under the caption “Description of Notes—Security for the Notes,” the Exchange Notes and the guarantees will be secured only by the Collateral. The collateral trustee will not have a security interest in any of our other assets or the assets of our subsidiaries including equipment, certain contracts, licenses and permits necessary to operate these manufacturing facilities. Furthermore, following an event of default under our revolving credit agreement, a representative of the lenders thereunder will have the right to occupy the real estate comprising the Collateral for a certain period of time to access inventory, receivables and any other Collateral located on the premises. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those other assets.

The Collateral can be released in certain circumstances without the consent of the holders of the Exchange Notes, which would increase the risks in bankruptcy or other situations.

Under the terms of the indenture for the Exchange Notes, we will be permitted to sell or transfer the Collateral under certain circumstances. Therefore, the Collateral available to secure the Exchange Notes could be reduced in connection with the sales of assets, permitted investments or otherwise, subject to the use of proceeds requirements of the indenture. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales” and “Description of Notes—Collateral—Release of Security Interests.”

The Collateral is subject to casualty risks.

We may insure certain Collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance, and there are some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the Exchange Notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the mortgaged assets, we cannot assure holders of the Exchange Notes that the proceeds received by us in respect thereof will be sufficient to satisfy all of our secured obligations, including the Exchange Notes. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units could cause significant delays.

The Collateral is subject to environmental laws that could result in a significant decrease in its value.

Our facilities use, and for many years have used, regulated substances in connection with our manufacturing operations. Specifically, petroleum products, coatings, paints, solvents, parts washing products and other chemicals are known to have been used in multiple locations. Under certain environmental laws, we could be required to clean up contamination even if such contamination were caused by a former owner or operator. We are not currently aware of any material obligation or liability relating to any on or off-site contamination; however, the discovery of previously unknown contamination in the future could require us to incur costs or liabilities that could be material. Such costs or liabilities could include those relating to the investigation and clean-up of contaminated areas, including groundwater, and to claims alleging personal injury, property damage or damage to natural resources and might significantly decrease the value of the Collateral.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the collateral trustee to repossess or dispose of the Collateral securing the Exchange Notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. A bankruptcy proceeding could give rise to causes of action against the collateral trustee and the holders of the Exchange Notes even if a foreclosure sale has occurred. Following the commencement of a case under the U.S. Bankruptcy Code, a secured creditor such as the collateral trustee is stayed from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, from disposing of collateral repossessed from such debtor, or from commencing or continuing a foreclosure sale, without prior bankruptcy court approval, which may not be obtained. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case. “Adequate protection” may include cash payments, the granting of additional security or otherwise if, and at such times as, the bankruptcy court in its discretion determines during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.

Given the uncertainty as to the value of the Collateral securing the Exchange Notes at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:

•	how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of any Collateral; and

•	whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the Collateral through any grant of “adequate protection.”

The value of the Collateral securing the Exchange Notes may not be sufficient to secure payment of interest after the commencement of a bankruptcy.

In the event a U.S. Bankruptcy Code proceeding is commenced by or against us, holders of the Exchange Notes may not be entitled under the Bankruptcy Code to interest accruing after the date of the bankruptcy filing. Holders of the Exchange Notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim likely will not be entitled to post-bankruptcy interest under the Bankruptcy Code. In addition, if any payments of post-bankruptcy interest had been made at or prior the time of such a finding of under-collateralization, those payments likely would be recharacterized by a bankruptcy court as a reduction of the principal amount of the secured claims with respect to the Exchange Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering, and we therefore cannot assure you that the value of the Collateral equals or exceeds the principal amount of the Exchange Notes. See “—If we default under the indenture governing the Exchange Notes, the value of the Collateral securing the Exchange Notes may not be sufficient to repay the holders of the Exchange Notes.”

Any future mortgage of Collateral might be avoidable in bankruptcy.

Any future mortgage of Collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the mortgagor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the mortgagor is insolvent at the time of the mortgage, the mortgage permits the holders of the Exchange Notes to receive a greater recovery than if the mortgage had not been given and a bankruptcy proceeding in respect of the mortgagor is commenced within 90 days following the mortgage or, in certain circumstances, a longer period.

A financial failure by us, our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us, our subsidiaries or any other entity in which we have an interest could affect payment of the Exchange Notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the Exchange Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable on account of any unsecured deficiency claim because of the larger creditor base. The indenture will not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk.

A non-consensual restructuring of the Exchange Notes could be required in the event of a U.S. Bankruptcy Proceeding.

A forced restructuring of the Exchange Notes could occur through the “cram-down” provisions of the U.S. Bankruptcy Code. Under these provisions, the Exchange Notes could be restructured over your objections as to their general terms, including the interest rate and maturity date which could be modified along with other terms of the Exchange Notes.

U.S. federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

U.S. federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The issuance of the guarantees of the Exchange Notes by the guarantors may be subject to review under U.S. state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the Exchange Notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee.

The indenture contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Exchange Notes in full when due. Furthermore, in the case Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court for the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable; for that and other reasons, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability or its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The Company cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the Exchange Notes would not be voided or subordinated to any guarantor’s other debt.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee and liens granted by any such guarantor would also likely be voided. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay the Company’s obligations under the Exchange Notes.

An active public trading market for the Exchange Notes may not develop.

There is no existing market for the Outstanding Notes and the Exchange Notes will not be listed on any national securities exchange or included in any automated dealer quotation system. The Company cannot assure you that any active or liquid market will exist or develop or be maintained for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. Any trading market that develops would be affected by many factors, including the level, direction and volatility of market interest rates, generally. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Exchange Notes.

The ability of holders of Exchange Notes to require us to repurchase Exchange Notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors is uncertain.

The definition of change of control in the indenture governing the Exchange Notes includes the sale, assignment, lease, conveyance or other disposition of “substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase such Exchange Notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the Exchange Notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase Exchange Notes as a result of a change in the composition of directors on our board is uncertain.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement we entered into in connection with the issuance of the Outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel and retire all Outstanding Notes surrendered in exchange for Exchange Notes in the exchange offer. As a result, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

We received net proceeds of approximately $393.2 million (after initial purchaser discounts and commissions and other fees and expenses) from the October 7, 2013 private placement of the Outstanding Notes. On October 7, 2013, the Company elected to exercise its early settlement election in connection with a tender offer to purchase all of its 7.875% senior secured notes due 2017, and purchased $387.3 million, or approximately 73.8% of such notes. The remaining 7.875% senior secured notes due 2017 were redeemed on November 6, 2013.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On October 7, 2013, we completed the issuance and sale of the Outstanding Notes in an unregistered private placement to a group of investment banks that served as the initial purchasers. Following the sale, the initial purchasers then resold the Outstanding Notes pursuant an offering circular dated September 26, 2013 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Outstanding Notes are subject to transfer restrictions. In general, you may not offer or sell the Outstanding Notes unless the offer and sale thereof are registered under the Securities Act or are exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As part of the private placement, we and the guarantors entered into an exchange and registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, we and the guarantors agreed to file the registration statement of which this prospectus forms a part relating to our offer to exchange the Outstanding Notes for Exchange Notes in an offering registered under the Securities Act. We and the guarantors also agreed to:

•	file with the SEC an exchange offer registration statement with respect to a registered offer to exchange the Outstanding Notes for Exchange Notes under the Indenture in the same aggregate principal amount as and with terms that shall be identical in all respects to the Outstanding Notes (but which will not contain terms with respect to payment of additional interest or transfer restrictions, as described below);

•	use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act; and

•	use commercially reasonable efforts to consummate the exchange offer by July 4, 2014.

We and the guarantors also agreed to keep the exchange offer registration statement effective for not less than 20 calendar days after the date on which notice of the exchange offer is mailed to the holders of the Outstanding Notes.

In the event that:

•	we and the guarantors are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason, we do not consummate the exchange offer by July 4, 2014; or

•	the exchange offer is not available to any holder of Outstanding Notes;

then, we will be required to file a shelf registration statement with the SEC to provide for resales of all Outstanding Notes. In that case, we and the guarantors will be required to (a) use commercially reasonable efforts to cause the shelf registration statement to be declared effective on or before the 180th calendar day after the date on which such shelf registration statement is filed, and (b) maintain the effectiveness of the registration statement until the earlier of two years after the effective date or the date when all of the Outstanding Notes covered by the registration statement have been sold pursuant to such registration statement.

We will pay additional interest on the notes if one of the following “registration defaults” occurs:

•	we do not consummate the exchange offer by July 4, 2014;

•	if required, the shelf registration statement is not filed or declared effective when required; or

•	the exchange offer registration statement or shelf registration statement is declared effective, but thereafter fails to remain effective or usable in connection with resales for more than 45 calendar days.

If one of these registration defaults occurs, we will be required to pay liquidated damages in the form of additional interest on the Outstanding Notes in an amount equal to 0.25% per year from the date of such registration default to the first 90-day period after such date. The amount of additional interest will increase by an additional 0.25% per year for each subsequent 90-day period during which such registration default continues, up to a maximum of 1.00% per year. Following the cure of any registration default, additional interest will cease to accrue and the interest rate on the notes will revert to 6.875%; provided, however, that if a subsequent registration default occurs, additional interest may again begin to accrue.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue Exchange Notes in principal amount equal to the principal amount of Outstanding Notes surrendered in the exchange offer. Outstanding Notes may be tendered only for Exchange Notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of Outstanding Notes being tendered for exchange.

The terms of the Exchange Notes will be identical in all material respects to the terms of the Outstanding Notes, except that:

•	we will register the Exchange Notes under the Securities Act and, therefore, these notes will not bear legends restricting their transfer; and

•	specified rights under the exchange and registration rights agreement, including the provisions providing for registration rights and payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The Exchange Notes will evidence the same indebtedness as the Outstanding Notes. The Exchange Notes will be issued under the same Indenture and will be entitled to the same benefits under that Indenture as the Outstanding Notes being exchanged. As of the date of this prospectus, $400.0 million in aggregate principal amount of the Outstanding Notes are outstanding. Outstanding Notes that are accepted for exchange will be retired and cancelled and not reissued.

In connection with the issuance of the Outstanding Notes, we arranged for the Outstanding Notes originally purchased by qualified institutional buyers (as defined in Rule 144A under the Securities Act) and those sold to non-U.S. persons in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described in “Book-Entry Settlement and Clearance,” we will issue the Exchange Notes in the form of Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of Outstanding Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.

We will be deemed to have accepted for exchange validly tendered Outstanding Notes when we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If you tender Outstanding Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, except to the extent indicated by the instructions to the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “The Exchange Offer—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Outstanding Notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Outstanding Notes will be entitled to the rights and benefits such holders have under the Indenture, but holders of Outstanding Notes after the exchange offer in general will not have further rights under the exchange and registration rights agreement, including registration rights and any rights to additional interest. After completion of the exchange offer, holders of Outstanding Notes wishing to transfer their Outstanding Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration, Extension and Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on June 20, 2014, unless, in our sole discretion, we extend it. If we so extend the expiration date, the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any Outstanding Notes (if we amend or extend the exchange offer);

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay, extension or termination to the exchange agent, followed by notification by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In addition, we will promptly give oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Outstanding Notes. If we amend the exchange offer in a matter that we determine constitutes a material change, or if we waive a material condition or if any other material change occurs in the information contained herein, we will promptly disclose the amendment, waiver or other material change in a manner reasonably calculated to inform the holders of the Outstanding Notes of the amendment, waiver or other material change and we will extend the exchange offer so that at least five business days remain in the offer following notice of the material change.

Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Registration conditions. Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, consummation of the exchange offer is subject to the following registration conditions, which we cannot waive:

•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;

•	no stop order suspending the effectiveness of the registration statement will have been issued; and

•	no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.

General conditions. Despite any other term of the exchange offer, we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer that, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval that we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed under “General conditions” are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time. If we determine to waive any unsatisfied conditions, we will promptly provide notification of such waiver by press release or other public announcement.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders;

•	extend the exchange offer and retain all Outstanding Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Outstanding Notes; or

•	waive unsatisfied conditions listed under “General conditions” above and accept all validly tendered Outstanding Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must validly tender your Outstanding Notes to the exchange agent as described below. We will only issue Exchange Notes in exchange for Outstanding Notes that you timely and validly tender. Therefore, you should allow sufficient time to ensure timely delivery of your Outstanding Notes, and you should follow carefully the instructions on how to tender your Outstanding Notes. It is your responsibility to validly tender your Outstanding Notes. We have the right to waive any defects. We are not, however, required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your Outstanding Notes, please call the exchange agent. See “The Exchange Offer—Exchange Agent.”

All of the Outstanding Notes were issued in book-entry form, and all of the Outstanding Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the Outstanding Notes may be tendered using DTC’s Automated Tender Offer Program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of such exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Outstanding Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender Outstanding Notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Outstanding Notes, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Outstanding Notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularities as to any particular Outstanding Notes either before or after the expiration date. We further reserve the right to waive any conditions of tender as to all Outstanding Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Outstanding Notes within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. We will not consider a tender of Outstanding Notes to have been validly made until any defect or irregularity has been cured or waived. Any Outstanding Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange offer.

When We Will Issue Exchange Notes

In all cases, we will promptly issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer provided that the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date of such exchange offer:

•	a book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept tendered Outstanding Notes for exchange or if Outstanding Notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged Outstanding Notes will be returned without expense to their tendering holder. Such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Valid Tender

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive pursuant to the exchange offer will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes; and

•	if you are a broker-dealer and will receive Exchange Notes for your own account in exchange for Outstanding Notes, you acquired such Outstanding Notes as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer (including any extensions thereof).

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the certificate number or numbers and principal amount of the Outstanding Notes to be withdrawn;

•	be signed by the person who tendered the Outstanding Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the Outstanding Notes are to be re-registered, if different from that of the withdrawing holder.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no Exchange Notes will be issued with respect to them unless the Outstanding Notes so withdrawn are validly re-tendered. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Outstanding Notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may re-tender properly withdrawn Outstanding Notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that Exchange Notes issued in the exchange offer in exchange for Outstanding Notes may be offered for resale, resold or otherwise transferred by holders of the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the Exchange Notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act;

•	the holders are not engaged in and do not intend to engage in the distribution of the Exchange Notes; and

•	the holders are not broker-dealers who purchased Outstanding Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Outstanding Notes for Exchange Notes will be required to represent that it meets the above requirements.

Any holder who is an affiliate of ours or who intends to participate in an exchange offer for the purpose of distributing Exchange Notes or any broker-dealer who purchased Outstanding Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender its Outstanding Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes must acknowledge that the Outstanding Notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of Exchange Notes received in exchange for Outstanding Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in an exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

US Bank Corporate Trust Services

Specialized Finance

111 Fillmore Ave E

EP-MN-WS2N

St. Paul, MN 55107

cts.specfinance@usbank.com

Phone: 800-934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your Outstanding Notes for Exchange Notes under the exchange offer, the Outstanding Notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the Outstanding Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register Outstanding Notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes. This carrying value is the aggregate principal amount of the Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire any untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under “Certain Definitions.” In this description, the word “Titan” refers only to Titan International, Inc. and not to any of its subsidiaries.

On October 7, 2013, Titan issued $400.0 million in aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “Outstanding Notes”) in a private transaction that was not subject to the registration requirements of the Securities Act. The Outstanding Notes were issued under an indenture dated as of October 7, 2013 (the “Indenture”), by and among Titan, the Guarantors, U.S. Bank National Association, as trustee (the “Trustee”), and as the collateral trustee. We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, 6.875% Senior Secured Notes due 2020 that we have registered under the Securities Act (the “Exchange Notes”) for all of our Outstanding Notes. We refer to the Exchange Notes and the Outstanding Notes collectively as the Notes. The Exchange Notes and the Outstanding Notes will be identical in all respects, except that the Exchange Notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). Unless specifically stated to the contrary, the following description applies equally to the Outstanding Notes and the Exchange Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. The terms of the Exchange Notes will include those stated in the Indenture. The Indenture was filed with the SEC on October 7, 2013, as Exhibit 4.1 to the Company’s Current Report on Form 8-K. A copy of the Indenture may be obtained as described in the section of this prospectus entitled “Incorporation by Reference and Additional Information” and as described below under the caption “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. All references herein to “holder” or “holders” are intended to refer to the registered holder of Notes, which, as long as the Exchange Notes are held as Global Notes, will be Cede & Co. or another nominee of The Depository Trust Company (“DTC”) (or a successor of DTC or its nominee).

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes will be:

•	secured by first-priority liens on the Collateral, subject to certain exceptions and Permitted Liens (as described below under “—Security for the Notes”);

•	senior in right of payment to Titan’s existing and future Indebtedness that is subordinated in right of payment to the Notes, if any;

•	effectively senior to obligations of Titan under any existing or future unsecured Indebtedness of Titan to the extent of the value of the Collateral;

•	guaranteed by the Guarantors; and

•	effectively subordinated to all existing and future liabilities, including trade payables, of our non-guarantor Subsidiaries.

The Note Guarantees

The Exchange Notes will be guaranteed by certain of Titan’s Subsidiaries, which own any interest in the Collateral.

Each guarantee of the Exchange Notes will be:

•	a general unsecured obligation of the Guarantor, except to the extent of the Collateral owned by such Guarantor;

•	pari passu in right of payment with existing and future unsecured senior Indebtedness of a Guarantor, except to the extent of the Collateral owned by such Guarantor;

•	effectively subordinated to secured Indebtedness of a Guarantor up to the value of the collateral securing such Indebtedness (other than the Collateral); and

•	senior in right of payment to existing and future subordinated Indebtedness, if any, of a Guarantor.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the Exchange Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor Subsidiaries. As of December 31, 2013, on a historical basis, our subsidiaries that do not guarantee the Notes had approximately $113 million aggregate principal amount of debt outstanding (including current maturities) and $569 million of other liabilities.

As of the date of this prospectus, all of our wholly-owned Subsidiaries except Titan Wheel Corporation of Virginia were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries that do not own the Collateral as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

Titan will issue up to $400.0 million in aggregate principal amount of Exchange Notes in this offering. Titan may issue additional notes (“Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Additional Notes may not be fungible with other Notes for U.S. federal income tax purposes, may not trade fungibly with other Notes, may trade under a separate CUSIP number and may be treated as separate class of notes for purposes of transfers and exchanges. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes actually issued. Titan will issue Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on October 1, 2020.

Interest on the Notes will accrue at the rate of 6.875% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2014. Interest on overdue principal and interest will accrue at a rate that is 1.00% higher than the then applicable interest rate on the Notes. Titan will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes holding in excess of $5.0 million of Notes has given wire transfer instructions to Titan, Titan will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Titan elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Titan may change the paying agent or registrar without prior notice to the holders of the Notes, and Titan or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Titan will not be required to transfer or exchange any Note selected for redemption. Also, Titan will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Outstanding Notes are, and the Exchange Notes will be, guaranteed by certain of Titan’s Subsidiaries, which own any interest in the Collateral. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent conveyance or fraudulent transfer, or under similar laws affecting the rights of creditors generally. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

The Note Guarantee of a Guarantor will be automatically released with respect to the Notes when such Guarantor ceases to own any interest in the Collateral.

Security for the Notes

The payment of the Notes, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by Titan pursuant to the Notes or by any Guarantor pursuant to the Note Guarantees, and the performance of all other obligations of Titan and its Restricted Subsidiaries under the Security Documents are secured by first-priority liens on the Collateral as provided in the Security Documents.

Collateral Trustee

Titan has appointed a collateral trustee (the “Collateral Trustee”) for the benefit of the holders of the Note Obligations outstanding from time to time.

The Security Documents provide that the Collateral Trustee will be required to act pursuant to directions delivered in accordance with the Indenture, subject to the provisions thereof. The relative rights with respect to control of the Collateral Trustee will be specified in the Indenture by and among Titan, the Guarantors, the Trustee and the Collateral Trustee. Except as provided in the Indenture or as directed by an Act of Required Debtholders, the Collateral Trustee will not be obligated:

1. to act upon directions purported to be delivered to it by any other Person;

2. to foreclose upon or otherwise enforce any Lien; or

3. to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Collateral

The Indenture and the Security Documents provide that the Notes and the Note Guarantees will be secured by first-priority security interests granted to the Collateral Trustee on all of the right, fee title and interest in and to the Mortgaged Properties (the “Collateral”):

Titan and the Guarantors have (i) entered into the Mortgages (which provided for the granting of a first priority lien and security interest in the Collateral in favor of the Collateral Trustee for the benefit of the Holders of the Notes) and (ii) satisfied and delivered all other Real Estate Closing Deliverables (as defined in the Indenture).

Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Security Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to the Trustee. Thereafter, the Collateral Trustee will await direction by holders of a majority of the principal amount of the Notes and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Security Document as it may deem advisable to preserve and protect the value of the Collateral.

Until the Discharge of the Note Obligations, Holders of a majority of the principal amount of the Notes will have the exclusive right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral).

Certain Bankruptcy Limitations

The right of the Collateral Trustee (acting on behalf of the Trustee and the Holders of the Notes) to foreclose on the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against Titan or any Guarantor prior to the Collateral Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Trustee is prohibited from foreclosing on its security from a debtor in a bankruptcy case, or from disposing of security foreclosed on, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could foreclose upon the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment or accrual of post petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Security Interests

The Security Documents provide that the Collateral will be released:

1. in whole, upon payment in full of all Note Obligations that are outstanding, due and payable at the time such debt is paid in full, provided that Titan has delivered an officers’ certificate to the Collateral Trustee certifying that the conditions described in this paragraph (1) have been met and that such release of the Collateral does not violate the terms of the Security Documents;

2. upon satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge”;

3. upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

4. upon payment in full of the Notes and all other Note Obligations that are outstanding, due and payable at the time the Notes are paid in full; or

5. as to a release of all of the Collateral, if (a) consent to the release of that Collateral has been given by Holders of 66 2⁄3% of the principal amount of the Notes, and (b) Titan has delivered an officers’ certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Security Documents.

Titan will comply with the provisions of Section 314(b) of the Trust Indenture Act; provided, that Titan will not be required to comply with Section 314(b)(1) of the Trust Indenture Act until the Indenture is qualified under the Trust Indenture Act.

To the extent applicable, Titan will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents:

1. all documents required by Section 314(d) of the Trust Indenture Act; and

2. an opinion of counsel to the effect that such accompanying documents constitute all documents required by Section 314(d) of the Trust Indenture Act.

If any Collateral is released in accordance with the Indenture or any Security Document and if Titan has delivered the certificates and documents required by the security documents and this covenant, the Trustee will deliver a certificate to the Collateral Trustee stating that it has received such documentation.

Amendment

The Indenture provides that no amendment or supplement to the provisions of the Indenture or any other security document will be effective without the approval of the Collateral Trustee acting as directed by Holders of a majority of the principal amount of the Notes, except that:

(1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of Titan or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of Titan or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the Holders of Notes, or the Collateral Trustee or that does not adversely affect the legal rights under any Security Document of any Holder of Notes or the Collateral Trustee, will, in each case, become effective when executed and delivered by Titan or any other applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Note Obligations:

(a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders,”);

(b) to share in the order of application under the Indenture in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “—Release of Security Interests”; or

(c) to require that Liens securing Note Obligations be released only as set forth in the provisions described above under the caption “—Release of Security Interests”;

will become effective without the consent of the holders of 66 2⁄3% of the Notes; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, will become effective without the consent of the Collateral Trustee.

Provisions of the Indenture Relating to Security

Further Assurances; Insurance

The Indenture and the Mortgages provide that Titan and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders, duly created and enforceable and perfected Liens upon the Collateral.

Upon the reasonable request of the Collateral Trustee at any time and from time to time, Titan and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the holders.

The Indenture and the Mortgages require that Titan and the Guarantors:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

The Collateral Trustee will be named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, Titan and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.

Optional Redemption

On and after October 1, 2016, the Notes will be subject to redemption at any time at the option of Titan, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2016	105.156%
2017	103.438%
2018	101.719%
2019 and thereafter	100.000%

Redemption with Certain Equity Proceeds

At any time prior to October 1, 2016, upon not less than 30 nor more than 60 days’ prior notice, Titan may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest on the Notes redeemed to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by Titan and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Make-Whole Redemption

At any time prior to October 1, 2016, Titan may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on the Notes to be redeemed to the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Titan is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Titan to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer, subject to such holder’s right to reject such Change of Control Offer, on the terms set forth in the Indenture. In the Change of Control Offer, Titan will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Titan will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of

Control provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Titan will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Titan.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note issued will be in a principal amount of $2,000 or integral multiples of $1,000 increments thereof. Titan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Titan to make a Change of Control Offer, subject to such holder’s right to reject such Change of Control Offer, following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Titan repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Titan will not be required to make a Change of Control Offer, with respect to the Notes, upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Titan and purchases all Notes properly tendered and not withdrawn under a Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the captions “—Optional Redemption,” “—Redemption with Certain Equity Proceeds” and “—Make-Whole Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to the event constituting the Change of Control at the time of the Change of Control Offer. If a Change of Control Offer is made, there can be no assurance that Titan will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event Titan is required to purchase outstanding Notes pursuant to a Change of Control Offer, Titan expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Titan would be able to obtain such financing.

Neither Titan’s Board of Directors nor the Trustee may waive the covenant relating to a holder’s right to repurchase upon the occurrence of a Change of Control. Restrictions in the Indenture described in this prospectus on the ability of Titan and its subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Titan, whether favored or opposed by management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of Notes, and Titan cannot assure you that Titan or the acquirer will have sufficient financial resources to effect such a redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of Titan or any of its subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged reorganization, restructuring, merger or similar transaction.

Asset Sales

(a) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Collateral unless:

(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Collateral sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an officers’ certificate delivered to the Trustee;

(3) at least 75% of the consideration received in the Asset Sale of the Collateral by Titan or such Restricted Subsidiary is in the form of cash, Cash Equivalents, common stock, notes receivable or Permitted Assets constituting Collateral or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Titan’s or such Restricted Subsidiary’s most recent balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to Titan or any Restricted Subsidiary of Titan) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that within 180 days are converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) the consideration received from such Asset Sale is concurrently added to the Collateral securing the Notes.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, Titan or the applicable Restricted Subsidiary may apply those Net Proceeds to make a capital expenditure on Permitted Assets constituting Collateral; provided that, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned. Pending the final application of any Net Proceeds, Titan may temporarily invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, or, at Titan’s option, earlier, Titan will make an Asset Sale Offer to all Holders of Notes in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Collateral Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount equal to the Fair Market Value of the Collateral Excess Proceeds, the Trustee will select the Notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Collateral Excess Proceeds will be reset at zero.

(b) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:

(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Titan or such Restricted Subsidiary is in the form of cash or Cash Equivalents, common stock or notes receivable. For purposes of this clause (2) (and not for purposes of determining the Net Proceeds received from the Asset Sale), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Titan’s most recent consolidated balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that are within 180 days of the receipt thereof converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant; and

(d) any Designated Noncash Consideration received by Titan or any of its Restricted Subsidiaries in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 10.0% of Consolidated Net Tangible Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Titan (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire Business Assets or all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Business Assets or Capital Stock, the Business Assets will be held by, or the Permitted Business is or becomes, a Restricted Subsidiary of Titan;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that if, during such 365-day period, Titan or any of its Restricted Subsidiaries enters into a binding written contract with a Person other than an Affiliate of Titan to apply such amount pursuant to clause (2) or (3) above, then such 365-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated and (b) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, Titan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within twenty days thereof, Titan will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing Titan’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Titan to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Titan. In the event a Change of Control or Asset Sale occurs at a time when Titan is prohibited from purchasing Notes, Titan could seek the consent of its relevant lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Titan does not obtain a consent or repay those borrowings, Titan will remain prohibited from purchasing Notes. In that case, Titan’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, Titan’s ability to pay cash to the holders of Notes upon a repurchase may be limited by Titan’s then existing financial resources.

(c) Titan will not, and will not permit any Guarantor to, transfer any interest in the Collateral to any other Subsidiary.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note; provided that each new note issued will be in a principal amount of $2,000 or integral multiples of $1,000 increments thereof. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Restricted Payments

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Titan’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Titan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Titan’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Titan and other than dividends or distributions payable to Titan or a Restricted Subsidiary of Titan);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Titan) any Equity Interests of Titan or any direct or indirect parent of Titan;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries and excluding the payment, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness in anticipation of or in connection with a payment of principal or interest at the Stated Maturity thereof, in each case due within three months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Titan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Titan and its Restricted Subsidiaries since January 1, 2013 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Titan for the period (taken as one accounting period) from January 1, 2013 to the end of Titan’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Titan since January 1, 2013 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Titan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Titan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Titan); plus

(c) to the extent that any Restricted Investment that was made after January 1, 2013 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) 100% of the aggregate net cash proceeds received by Titan or a Restricted Subsidiary since January 1, 2013 from the sale (other than to Titan or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; plus

(e) to the extent that any Unrestricted Subsidiary of Titan is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of Titan’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(f) 50% of any dividends received by Titan or a Restricted Subsidiary of Titan that is a Guarantor from an Unrestricted Subsidiary of Titan, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Titan for such period; plus

(g) $100.0 million.

As of December 31, 2013, we had at least $130 million available to make Restricted Payments under clause (3) of the immediately preceding paragraph above.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Titan) of, Equity Interests of Titan (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Titan; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Titan or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any Person other than a corporation, any similar distribution) by a Restricted Subsidiary of Titan to the holders of its Equity Interests on a pro rata basis;

(5) the payment of any dividend by Titan to the holders of its Equity Interests in an amount not to exceed $3.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of Titan in good faith);

(8) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Titan;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Titan or any Restricted Subsidiary of Titan issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to those described above under the captions “—Repurchase at the Option of Holders—Change of Control” and “— Repurchase at the Option of Holders—Asset Sales” at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to such defeasance, redemption, repurchase or other acquisition, Titan has made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(11) other Restricted Payments (which shall be in addition to, and not aggregated with, any other Restricted Payments permitted by any other provisions of the Indenture or any Permitted Investments), when taken together with all other Restricted Payments made pursuant to this clause (11), in an aggregate amount not to exceed $50.0 million since the Issue Date; and

(12) the repurchase, redemption, defeasance or other acquisition or retirement for value of the existing 2017 Notes.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Titan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant exceeding $30.0 million will be determined by the Board of Directors of Titan whose good faith determination shall be conclusive and whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Titan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Titan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Titan’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) in addition to Indebtedness incurred pursuant to clauses (2) through (15), the incurrence by Titan and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Titan and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $350.0 million and (b) the amount of the Borrowing Base;

(2) the incurrence by Titan and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Titan and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related Guarantees to be issued under the registration rights agreement;

(4) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Titan or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million outstanding at any time;

(5) the incurrence by Titan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by Titan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries; provided, however, that:

(a) if Titan or any Guarantor is the obligor on such Indebtedness and the payee is not Titan or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Titan, or the applicable Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Titan or a Restricted Subsidiary of Titan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Titan or a Restricted Subsidiary of Titan, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Titan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Titan’s Restricted Subsidiaries to Titan or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Titan or a Restricted Subsidiary of Titan; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Titan or a Restricted Subsidiary of Titan,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Titan or any of its Restricted Subsidiaries of Hedging Obligations in the normal course of business;

(9) the guarantee by Titan or any of the Guarantors of Indebtedness of Titan or a Restricted Subsidiary of Titan that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the Notes, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the normal course of business;

(11) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within five business days;

(12) Indebtedness of (a) Titan or a Restricted Subsidiary of Titan to the extent such Indebtedness was Indebtedness of a Person that was merged, consolidated or amalgamated into Titan or such Restricted Subsidiary of Titan or (b) a Restricted Subsidiary that was incurred and outstanding prior to the date on which such Restricted Subsidiary was acquired by Titan or a Restricted Subsidiary of Titan, in each case, including any Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person was merged, consolidated or otherwise acquired by Titan or a Restricted Subsidiary of Titan; provided, however, that for any such Indebtedness outstanding at any time under this clause (12), after giving pro forma effect thereto on the date of such acquisition, merger, consolidation or amalgamation, either (A) Titan would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio for Titan would be greater than the Fixed Charge Coverage Ratio for Titan immediately prior to such transaction;

(13) the incurrence by Titan or any Restricted Subsidiary of Indebtedness arising from agreements of Titan or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, “earn out” or similar obligations, in each case, incurred in connection with the acquisition or disposition of assets, including shares of Capital Stock, in accordance with the terms of the Indenture;

(14) the incurrence by Titan or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million; and

(15) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $150.0 million.

Titan will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Titan or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Titan solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Titan will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included as Fixed Charges of Titan as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Titan or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Notwithstanding the foregoing, (i) all Indebtedness outstanding on the Issue Date will be permitted and (ii) Titan will be permitted to issue shares of its common stock.

Liens

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Titan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Titan or any of its Restricted Subsidiaries;

(2) make loans or advances to Titan or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Titan or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that any such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date, as determined in good faith by Titan’s Board of Directors;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Titan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the normal course of business;

(6) purchase money obligations for property acquired in the normal course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by Titan’s Board of Directors;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the normal course of business or with the approval of Titan’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) the license of any intellectual property of Titan or any of its Restricted Subsidiaries entered into in the normal course of business;

(12) the release, waiver or novation of contractual, indemnification, or any other legal rights entered into in the normal course of business;

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the normal course of business; and

(14) other Indebtedness (including, Permitted Refinancing Indebtedness) of any Restricted Subsidiary of Titan permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to Titan, taken as a whole, as determined by Titan in good faith, than the provisions contained in the Credit Agreement or in the Indenture, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not materially affect, as determined by Titan in good faith, Titan’s ability to make scheduled payments of principal and interest on the Notes when due.

Merger, Consolidation or Sale of Assets

Titan will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Titan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Titan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Titan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Titan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Titan under the Notes, the Indenture and pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) either: (a) Titan or the Person formed by or surviving any such consolidation or merger (if other than Titan), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or (b) the Fixed Charge Coverage Ratio for Titan or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition has been made would (if other than Titan), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be greater than the Fixed Charge Coverage Ratio for Titan immediately prior to such transaction.

This “—Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Titan with an Affiliate solely for the purpose of reincorporating Titan in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Titan and its Restricted Subsidiaries.

Transactions with Affiliates

Titan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Titan (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Titan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Titan or such Restricted Subsidiary with an unrelated Person; and

(2) Titan delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a resolution of the Board of Directors of Titan set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Titan; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to Titan or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Titan or any of its Restricted Subsidiaries in the normal course of business with an officer, employee, consultant or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(2) transactions between or among Titan or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Titan) that is an Affiliate of Titan solely because Titan owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Titan;

(5) any issuance of common stock (other than Disqualified Stock) of Titan to Affiliates of Titan;

(6) any agreement of Titan or any Affiliate as in effect as of the Issue Date and described in the offering circular dated September 26, 2013 relating to the issuance of the Outstanding Notes or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Titan or the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(7) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” or any Permitted Investment in a Person that is an Affiliate solely as a result of Titan’s or its Restricted Subsidiaries’ Investments in such Person; and

(8) loans or advances to officers, employees, consultants or directors not to exceed $2.0 million in the aggregate at any one time outstanding.

Business Activities

Titan will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Titan and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Titan may designate any Restricted Subsidiary that does not own any interest in the Collateral to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Titan and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Titan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Titan as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Titan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Titan will be in default of such covenant. The Board of Directors of Titan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Titan; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Titan of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Impairment of Security Interest

Titan will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Trustee and the holders, subject to limited exceptions. Titan shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders in any material respect, except as described under “—Security for the Notes” or as permitted under “—Amendment, Supplement and Waiver.”

Limitation on Sale and Leaseback Transactions

Titan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Titan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Titan or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien (on the property that is the subject of such sale and leaseback transaction) to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Titan and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Titan applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes in connection with an exchange offer, Titan and any of its Restricted Subsidiaries may exclude (i) holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such holders or beneficial owners would require Titan or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by Titan in its sole discretion.

SEC Reports

Notwithstanding that Titan may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Titan will file with the SEC and provide the Trustee and holders and prospective holders (upon written request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, Titan shall furnish to the Trustee and, upon request, the holders and prospective holders, promptly upon their becoming available, copies of the annual report to shareholders provided by Titan to its public shareholders generally. Titan also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

In addition, Titan shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their written request, the information referred to in Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Notwithstanding the foregoing, Titan will be deemed to have furnished such reports referred to above to the Trustee, the holders and prospective holders if Titan has filed such reports and information with the SEC via the EDGAR filing system.

Further Assurances

Titan and the Guarantors shall execute all further documents, agreements and instruments, and take further action that may be required under applicable law, or that the Trustee or the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, Titan will reasonably promptly secure the obligations under the Indenture and the Security Documents by mortgaging or creating, or causing to be mortgaged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance.

Events of Default and Remedies

With respect to the Notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Titan or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Titan or any of its Restricted Subsidiaries for 60 days after notice to Titan by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Titan or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Titan or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6) failure by Titan or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency described in the Indenture with respect to Titan or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor;

(8) any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the holders, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee or (c) is asserted by Titan or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; and

(9) an “Event of Default” as defined in any Mortgage.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Titan, any Restricted Subsidiary of Titan that is a Significant Subsidiary or any group of Restricted Subsidiaries of Titan that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Titan is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Titan is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Titan or any Guarantor, as such, will have any liability for any obligations of Titan or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Titan may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) Titan’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Titan’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, with respect to the Notes, Titan may, at its option and at any time, elect to have the obligations of Titan and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) Titan must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Titan must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Titan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Titan or any of its Subsidiaries is a party or by which Titan or any of its Subsidiaries is bound;

(6) Titan must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Titan with the intent of preferring the holders of Notes over the other creditors of Titan with the intent of defeating, hindering, delaying or defrauding any creditors of Titan or others; and

(7) Titan must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of (i) releasing any of the Collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the Holders of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of Notes, Titan, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1) to cure any ambiguity, defect, omission or inconsistency, as determined in good faith by Titan’s Board of Directors;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Titan’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Titan’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended, as determined in good faith by Titan’s Board of Directors, to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture; or

(8) to allow any Guarantor to execute a supplemental Indenture or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Titan, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Titan or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;

(3) Titan or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Titan has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Titan must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of Titan or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the account of direct or indirect participants in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Titan takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Titan understands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Titan also understands that, pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Titan, the Guarantors, and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of Titan, the Guarantors, the Trustee or any agent of Titan, the Guarantors, or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

Titan understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, Titan or the Guarantors. None of Titan, the Guarantors or the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Titan and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Titan understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Titan that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Titan fails to appoint a successor depositary;

(2) Titan, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

Titan will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Titan will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Titan expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Titan understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Titan International, Inc., Office of Investor Relations, 2701 Spruce Street, Quincy, Illinois 62301.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2017 Notes” means the $525,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2017 issued pursuant to the indenture dated as of October 1, 2010, as supplemented by the supplemental indenture dated as of March 11, 2013, by and among Titan, the guarantors named therein and U.S. Bank National Association, as trustee.

“Act of Required Debtholders” means a vote by holders of a majority of the principal amount of the Notes.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such Note at October 1, 2016 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through October 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Titan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Titan’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets (other than Collateral) having a Fair Market Value of less than $25.0 million;

(2) a transfer of assets (other than Collateral) or rights between or among Titan and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Titan to Titan or to a Restricted Subsidiary of Titan;

(4) the sale, assignment or lease of products, rights, services, equipment, inventory or accounts receivable in the normal course of business and any sale or other disposition of damaged, worn-out or obsolete assets or properties in the normal course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the license of any intellectual property of Titan or any of its Restricted Subsidiaries in the normal course of business;

(7) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that pursuant to such surrender, waiver, settlement or release Titan or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor; or

(8) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” has the meaning ascribed to it in the Credit Agreement.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities that, in the good faith judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Permitted Business.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or currencies held by Titan or any of its Subsidiaries from time to time in the normal course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Titan and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Titan;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (in each case as defined above) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Titan, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Titan are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period other than items that were accrued in the normal course of business; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than the items that were accrued in the normal course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill impairment charges will be excluded;

(5) any non-cash charges relating to the underfunded portion of any pension plan will be excluded;

(6) any non-cash charges resulting from the application of SFAS No. 123 will be excluded; and

(7) one time cost and expenses directly related to the repurchase of Titan’s 8% Senior Unsecured Notes due 2012 will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (less applicable reserves), after deducting therefrom (a) all current liabilities and (b) all goodwill and any other amounts classified as intangible assets in accordance with GAAP.

“Consolidated Secured Debt” of a specified Person means as of any date of determination, an amount equal to the Consolidated Total Debt of such Person and its Restricted Subsidiaries as of such date that is secured by Liens on property or assets of Titan or its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).

“Consolidated Secured Leverage Ratio” of a Person means, as of any date of determination, the ratio of (a) Consolidated Secured Debt of such Person and its Restricted Subsidiaries on the date of determination (after giving effect to any incurrence, assumption, Guarantee, repayment, repurchase, redemption, retirement or extinguishment of Indebtedness on such date) to (b) the aggregate amount of Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the then most recent four quarter period prior to such date for which internal financial statements are available. For purposes of determining the “Consolidated Secured Leverage Ratio,” (i) Consolidated Cash Flow shall be subject to the adjustments applicable to Consolidated Cash Flow as provided for in the definition of “Fixed Charge Coverage Ratio” and (ii) Titan and its Restricted Subsidiaries must treat the maximum amount of Indebtedness that is permitted to be incurred pursuant to clause (1) of the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” at the time of such calculation as being incurred and outstanding at such time.

“Consolidated Total Debt” of a specified Person means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Titan who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Second Amended and Restated Credit Agreement, dated as of December 21, 2012, among Titan and Bank of America, N.A. (the “Credit Agreement”) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Titan or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate of Titan, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Titan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Titan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Titan and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equipment” of any Person or business means all machinery and equipment of such Person or business, including all such Persons’ or businesses’ processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an issuance or sale of Equity Interests (other than Disqualified Stock) of Titan.

“Exchange Notes” means the debt securities of Titan issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the registration rights agreement.

“Existing Indebtedness” means the Indebtedness of Titan and its Restricted Subsidiaries (other than Indebtedness under our Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Titan.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt and fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Titan (other than Disqualified Stock) or to Titan or a Restricted Subsidiary of Titan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the normal course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Subsidiaries that own any interest in the Collateral, which consist of:

•	Titan Wheel Corporation of Illinois, an Illinois Corporation;

•	Titan Tire Corporation, an Illinois Corporation;

•	Titan Tire Corporation of Freeport, an Illinois Corporation; and

•	Titan Tire Corporation of Bryan, an Ohio Corporation;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the normal course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Titan or any Subsidiary of Titan sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Titan such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Titan, Titan will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Titan’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Titan or any Subsidiary of Titan of a Person that holds an Investment in a third Person will be deemed to be an Investment by Titan or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which any Notes are issued pursuant to the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, the first priority lien deeds of trust, trust deeds and mortgages made by Titan and the Guarantors (to the extent each is a party thereto) in favor or for the benefit of the Collateral Trustee on behalf of and for the benefit of the holders of the Notes substantially in the form attached to the Indenture (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Trustee.

“Mortgage Closing Date” means 120 days after the Issue Date.

“Mortgaged Properties” means the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any notes receivable and common stock received by Titan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Titan nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Titan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Titan or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Titan’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Note Obligations” means the Obligations under the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Orderly Liquidation Value” means the greater of (a) the in place orderly liquidation value, as determined by the most recent appraisal prepared by or on behalf of Titan, or (b) the book value of such assets.

“Permitted Business” means (i) the business conducted by, or proposed to be conducted by, Titan and its Restricted Subsidiaries on the Issue Date and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by Titan and its Restricted Subsidiaries on the Issue Date.

“Permitted Investments” means:

(1) any Investment in Titan or in a Restricted Subsidiary of Titan; provided that if such Investment is in a Restricted Subsidiary that is not a Guarantor, such Investment shall not consist of a transfer or contribution of assets that are located on the Collateral on the Issue Date;

(2) any Investment in Cash Equivalents;

(3) any Investment by Titan or any Restricted Subsidiary of Titan in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Titan; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Titan or a Restricted Subsidiary of Titan;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Titan;

(6) any Investment made prior to the Issue Date;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the normal course of business of Titan or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) advances, loans or extensions of trade credit in the normal course of business by Titan or any of its Restricted Subsidiaries;

(9) Investments represented by Hedging Obligations not made for speculative purposes;

(10) loans or advances to officers and employees made in the normal course of business of Titan or any Restricted Subsidiary of Titan in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(11) repurchases of the Notes;

(12) other Investments in a Permitted Business of any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed in the aggregate at any time outstanding 15.0% of Consolidated Net Tangible Assets, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof;

(13) other Investments in any Person, including any joint venture, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $100.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (13) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof; and

(14) other Investments in a Permitted Business of any Person constituting intercompany loans; provided that (a) Titan or its Restricted Subsidiaries own at least 30% of the total Voting Stock of such Person and such Person is consolidated into Titan for purposes of GAAP and (b) the Board of Directors of Titan determines in good faith that such transaction is fair to Titan and its Restricted Subsidiaries.

“Permitted Liens” means:

(1) Liens on assets of Titan or any Guarantor (other than the Collateral) securing Indebtedness and other Obligations not to exceed the sum of (A) the Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the amount of Indebtedness, not to exceed $175.0 million, that can be incurred on the date such Lien is created under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of Titan or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Titan or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the normal course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets (other than the Collateral) acquired with or financed by such Indebtedness;

(7) With respect to (i) personal property, Liens existing on the date of the Indenture, and (ii) real properties, Permitted Encumbrances (as defined in the Mortgages);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(10) easements, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on assets of Titan or any Subsidiary of Titan (other than Collateral) incurred in the normal course of business securing obligations that do not exceed $50.0 million at any one time outstanding;

(14) Liens on assets (other than the Collateral) securing Hedging Obligations entered into in the normal course of business;

(15) Liens on any Equipment of Titan or any Guarantor;

(16) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the covenant described under the heading “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that at the time of any incurrence of such Indebtedness pursuant to this clause (16) and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of Titan is less than 3.25 to 1.00; and

(17) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred under clause (15) of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Titan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Titan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Titan or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Security Documents” means, collectively, the Indenture and the Mortgages.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if the period from the redemption date to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means Titan Wheel Corporation of Virginia and any other Subsidiary of Titan that is designated by the Board of Directors of Titan as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Titan or any Restricted Subsidiary of Titan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Titan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Titan;

(3) is a Person with respect to which neither Titan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Titan or any of its Restricted Subsidiaries, including, without limitation, through ownership of any interest in the Collateral.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

The Company has a $150.0 million revolving credit facility dated as of December 21, 2012 (“Revolving Credit Facility”) with Bank of America, N.A., which terminates in December 2017 and is collateralized by the accounts receivable and inventory of Titan and certain of its domestic subsidiaries. During 2013 and at December 31, 2013, there were no borrowings under the Revolving Credit Facility.

Titan Europe Credit Facilities

The Titan Europe credit facilities contain borrowings from various institutions totaling $41.7 million at December 31, 2013. Maturity dates on this debt range from less than one year to eleven years and interest rates range from 5% to 6.9%. The European facilities are secured by the assets of select European subsidiaries.

Convertible Senior Subordinated Notes Due 2017

On December 21, 2009, the Company closed its offering of $172.5 million principal amount of 5.625% Convertible Senior Subordinated Notes due 2017 (“Convertible Notes”). The Convertible Notes bear cash interest semiannually at an annual rate of 5.625%. Upon conversion, the Company will deliver a number of shares of its common stock as described in the indenture governing the Convertible Notes. The initial base conversion rate for the Convertible Notes is 93.0016 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, equivalent to an initial base conversion price of approximately $10.75 per share of its common stock. If the price of the Company’s common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of its common stock per $1,000 principal amount of Convertible Notes) as determined pursuant to a formula described in the Convertible Notes indenture. The base conversion rate will be subject to adjustment in certain events. The initial base conversion price represents a premium of 37.5% relative to the December 15, 2009, closing sale price of the Company’s common stock.

The Company will have the right to redeem the Convertible Notes in whole or in part at a specified redemption price on or after January 20, 2014 if the closing sale price of its common stock exceeds 130% of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice.

The Convertible Notes indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon to be immediately due and payable. In the case of an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a material subsidiary, the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

The Convertible Notes are subordinated in right of payment to the Notes.

In the first quarter of 2011, a holder of the Convertible Notes exchanged approximately $59.6 million in aggregate principal amount of the Convertible Notes for approximately 6.6 million shares of the Company’s common stock plus a payment for the accrued and unpaid interest. In the first quarter of 2013, a holder of the Convertible Notes exchanged approximately $52.7 million in aggregate principal amount of the Convertible Notes for approximately 4.9 million shares of the Company’s common stock plus cash consideration of approximately $14.2 million for the premium on the principal and unpaid interest to maturity. Following these exchanges, as of December 31, 2013 $60.2 million aggregate principal amount of the Convertible Notes remains outstanding.

Brazil Revolving Line of Credit

The Company’s wholly-owned Brazilian subsidiary, Titan Pneus Do Brasil Ltda (Titan Brazil), has a revolving line of credit (Brazil line of credit) established with Bank of America Merrill Lynch Banco Multiplo S.A. in May 2011. Titan Brazil could borrow up to 16.0 million Brazilian Reais, which equates to approximately $6.8 million dollars as of December 31, 2013, for working capital purposes. Under the terms of the Brazil line of credit, borrowings, if any, bear interest at a rate of 1 month LIBOR plus 247 basis points. During 2013 and at December 31, 2013 there were no borrowings outstanding on this line of credit.

Australia Other Debt

Titan National Australia Holdings has capital leases totaling $1.0 million at December 31, 2013.

Titan Europe Other Debt

Titan Europe has overdraft facilities totaling $53.4 million at December 31, 2013.

Titan Europe Capital Leases

Titan Europe has capital lease obligations totaling $2.4 million at December 31, 2013.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of United States federal income tax considerations relating to the exchange of Outstanding Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of outstanding notes who hold the outstanding notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Outstanding Notes

The exchange of your Outstanding Notes for Exchange Notes in the exchange offer will not constitute an exchange for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange offer will not have any United States federal income tax consequences to you if you exchange your Outstanding Notes for Exchange Notes. For example, there will be no change in your tax basis and your holding period will carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes will be the same as those applicable to your Outstanding Notes.

In any event, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the broker-dealer acquired Outstanding Notes as a result of market-making activities or other trading activities. We have agreed that we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with resales for a period ending on the earlier of 180 days after the date on which the registration statement is declared effective and the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We are conducting the exchange offer to satisfy our obligations under the exchange and registration rights agreement entered into in connection with the private placement of the Outstanding Notes, and we will not receive any proceeds from the issuance of the Exchange Notes pursuant to the terms of the exchange offer, or from the subsequent sale of the Exchange Notes by any holder thereof. Broker-dealers may sell Exchange Notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes.

Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an underwriter within the meaning of the Securities Act. A profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers. We will also indemnify the holders of the Outstanding Notes, including any broker-dealers, against specified liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Davis & Gilbert LLP, New York, New York, will pass upon certain legal matters under New York law for us regarding the Exchange Notes and the guarantees. In rendering its opinion, Davis & Gilbert LLP will rely on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP, Quincy, Illinois, as to all matters governed by the laws of the State of Illinois, and the opinion of Burkey, Burkey  & Scher, Co., LPA, Warren, Ohio, as to all matters governed by the laws of the State of Ohio.

EXPERTS

The December 31, 2013 and 2012 audited financial statements and schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The financial statements for the year ended December 31, 2011 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.